Exhibit 10.28

March 2, 2011

Mr. Sanford R. Robertson

[Address]

Dear Sandy:

On behalf of the Board of Directors of RPX Corporation, I am pleased to offer you a position as a member of the Board. As we have discussed, we all feel that our Company has an exciting future. Your role as a Director will be an important part of building a great company, and one that we believe will be well positioned for public ownership in the near future. It is our expectation that you will serve as a Class III Director.

1.	Stock Options: You are eligible for an initial grant of 60,000 stock options granted under our 2011 Equity Incentive Plan that will vest monthly over your first 36 months of service. The exercise price per share for the initial grant will be equal to the fair market value of our common stock on the date of grant. In addition, pursuant to our non-employee director compensation program, non-employee directors are currently eligible for subsequent annual grants of 7,500 stock options that will vest monthly over 12 months. We expect that the first annual grant will occur in connection with our annual shareholder meeting in 2012. All of your stock options will become vested upon the consummation of a change of control transaction involving the Company before your service terminates.

2.	Meeting Fees: There are no per meeting fees or additional fees for service on a Committee. We will reimburse you for reasonable expenses that you incur in connection with attendance at meetings of the Board, or Committees of the Board, in accordance with the Company’s reimbursement policies applicable to non-employee directors, as in effect from time to time.

3.	Election Date: We expect that your election will be effective as of the closing of our proposed initial public offering.

4.	Directors and Officers Insurance: We intend to purchase directors and officers insurance coverage to protect our directors and officers, but final coverage details are in process and to be determined. You will also be provided with an Indemnification Agreement by the Company.

As you know, we have filed a registration statement for an initial public offering, and we will need to include you as a Director-elect in that document. To confirm your agreement to become a Director effective as of the closing date of our IPO, please sign below and complete the enclosed D&O and FINRA questionnaires. If you have any questions, please do not hesitate to call me.

Very truly yours,

/s/ John A. Amster
John A. Amster
Chief Executive Officer
RPX Corporation

Accepted and agreed:

/s/ Sanford R. Robertson

Enclosures